EXHIBIT 99.1

NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX CORPORATION REPORTS 2007 THIRD QUARTER RESULTS
     CHICAGO, October 25 — GATX Corporation (NYSE:GMT) today reported 2007 third quarter results. Per share results for the third quarter and nine months ending September 30 are summarized below:

	Three Months		Nine Months
	Ended September 30		Ended September 30
Per Diluted Share	2007	2006	2007	2006
Income from Continuing Operations	$1.21	$.76	$2.63	$2.13
Income (Loss) from Discontinued Operations	.41	(.88)	.33	(.74)

Total	$1.62	$(.12)	$2.96	$1.39

     In the 2007 third quarter, net income from continuing operations was $63.9 million or $1.21 per diluted share, compared with net income of $43.6 million or $.76 per diluted share in the third quarter of 2006. Net income from continuing operations for the first nine months of 2007 was $144.4 million or $2.63 per diluted share, compared with $122.7 million or $2.13 per diluted share in the prior year period. The 2007 third quarter and year-to-date results include a tax benefit of $9.4 million or $.17 per diluted share from a reduction of the statutory tax rates in Germany. The 2006 year-to-date results include a $5.9 million or $.10 per diluted share benefit from a reduction in Canadian statutory tax rates.
     In 2006, GATX sold the majority of its aircraft leasing business to Macquarie Aircraft Leasing Limited (MALL). As a result, the aircraft leasing segment is reported as discontinued operations and prior periods have been restated to conform to the current presentation.
     Operational highlights for the 2007 third quarter include:
•	Asset remarketing income was extremely high in the quarter in both Rail and Specialty, which, together with remarketing events in certain joint ventures, is contributing substantially to the Company’s 2007 net income.

•	Utilization of Rail’s North American fleet was 97.9% in the third quarter. On a basket of common car types, lease renewal rates increased 17% over expiring rates with an average renewal term of 78 months.

•	Specialty continued to experience strong performance in its marine joint ventures and capitalized on increased investment opportunities in the quarter.

•	Year-to-date investment volume totaled $425 million, including approximately $319 million in Rail, representing a mix of both new and used railcar and locomotive investments in North America and Europe.
     “Improved operating results in the third quarter reflect the continued renewal of railcar leases at higher-than-expiring rates and significant remarketing income,” said Brian A. Kenney, president and chief executive officer. “As we have noted over the last year, weakness persists in a variety of freight cars and ethanol tank cars. Signs of a softening rail market were more widespread in the third quarter, and we are now executing in a more challenging market across our fleet. We continue to focus on renewing and extending leases with customers and are also selling certain targeted rail assets to improve overall fleet quality and reduce future earnings volatility. While we are concerned about softening conditions in the rail market, we remain confident in our long-term strategy and optimistic that these conditions will provide GATX with attractive investment opportunities.
     “Specialty capitalized on attractive investment opportunities in its markets during the quarter, including the formation of a new marine joint venture for the construction and operation of new multi-gas vessels with a current partner, I.M. Skaugen ASA. Charter rates on the marine vessels in our existing joint ventures continue to increase and provide attractive returns on capital.
     “Consistent with results in our marine investments, demand on the Great Lakes remains high and American Steamship Company’s 18 vessels are fully utilized.”
     Mr. Kenney concluded, “We previously provided 2007 GAAP earnings guidance of $2.90 to $3.10 per diluted share. Based on the current operating environment and the extremely strong year-to-date remarketing income, we currently expect 2007 full-year GAAP earnings to be at the higher end of a $3.07 — $3.27 per diluted share range. This estimate includes the $.17 per diluted share German tax benefit noted previously.”
GATX RAIL
     Rail reported segment profit of $68.5 million in the third quarter of 2007, compared with $63.4 million in the third quarter of 2006. Rail reported segment profit of $203.8 million year-to-date 2007, compared with $184.4 million in the same period 2006. Segment profit increased year over year primarily due to an increased number of cars on lease, higher average lease rates, improved contributions from European operations, and increased remarketing income.
     At September 30, 2007, Rail’s North American fleet totaled approximately 111,000 cars and fleet utilization was 97.9%, versus 98.0% in the second quarter 2007 and 98.5% in the prior year third quarter and at year end. The North American active fleet (cars on lease) totaled approximately

109,000 railcars at quarter end, an increase of more than 1,300 cars over the end of the third quarter of 2006.
     Maintenance expense rose considerably in the third quarter, reflecting an acceleration in the volume and cost of repairs completed by railroads, particularly wheelset replacements.
     During the third quarter, lease renewal pricing on a basket of Rail’s most common car types increased 17% over expiring lease rates, compared with a 14% increase in the prior quarter. Rail also extended the average term on basket renewals during the third quarter to 78 months, compared with 72 months in the third quarter of 2006. This continuing emphasis on lengthening lease terms is expected to temper future earnings volatility.
     Year to date, investment volume totaled approximately $319 million in the first nine months of 2007 versus approximately $316 million in the comparable 2006 period.
     In macroeconomic data related to Rail’s business, North American manufacturing capacity utilization, as reported by the Federal Reserve, was 82.1% in September 2007, up from 81.7% in June 2007 and level with the prior year. Backlogs at the railcar manufacturers, as reported by the Railway Supply Institute, totaled 67,000 cars, down from the nearly 74,000 cars at the end of the second quarter 2007; 79,000 during the first quarter 2007; and 88,000 in the third quarter of 2006. Carloadings on the U.S. rails, excluding intermodal, as reported by the Association of American Railroads, decreased 3.2% over the third quarter 2006, primarily due to lower demand for building products related to housing. Chemical shipments increased 2.8% in the third quarter of 2007 versus 2006.
GATX SPECIALTY
     Specialty reported segment profit of $47.4 million in the third quarter of 2007, compared with $28.0 million in the prior year period. Year to date, Specialty reported segment profit of $98.4 million, compared with $85.8 million in the same period in 2006. The 2007 and 2006 year-to-date results reflect very strong remarketing activity, including $18.3 million in third quarter 2007 associated with the sale of assets in the marine portfolio. Remarketing gains historically are uneven period to period.
     Vessel utilization in Specialty’s marine investments remained high in the third quarter 2007, as demand strengthened and charter rates increased.
     Specialty invested $102 million in the first nine months of 2007, primarily in industrial and marine equipment, and including the formation of a new shipping joint venture with a current partner. The Specialty portfolio currently consists of approximately $496 million of owned assets (including on and off balance sheet assets) and third-party managed portfolios totaling approximately $445 million.
AMERICAN STEAMSHIP COMPANY
     American Steamship Company (ASC) reported segment profit of $10.2 million in the third quarter 2007, compared with $12.5 million in the third quarter 2006. Year-to-date segment profit was $18.9 million, compared with $23.8 million in 2006. Inclement weather in early spring led to a slower start and fewer operating days on the Great Lakes in 2007 compared with 2006. In addition, 2007 year-to-date and third quarter results include winter maintenance expense on the six vessels acquired in June 2006. These costs were excluded from ASC’s operations in 2006 due to the timing of the acquisition.
DISCONTINUED OPERATIONS
     In the third quarter of 2006, GATX signed an agreement to sell the majority of its aircraft leasing business to MALL. The sale of the wholly-owned aircraft was completed on November 30, 2006 and the sale of the interests in joint venture aircraft was completed on January 17, 2007.
     In addition to the sale to MALL, GATX sold 27 aircraft to AerCap in the latter half of 2006, and in July 2006 completed the sale of GATX’s share of the Pembroke joint venture to management.
     In the third quarter 2007, GATX adjusted income tax accruals for Discontinued Operations as a result of the final determination of taxable income from the Air sale.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2007 third quarter results. Teleconference details are as follows:
Thursday, October 25th
11:00 A.M. Eastern Time
Domestic Dial-In:      1-800-706-6082
International Dial-In: 1-706-634-7421
Replay: 1-800-642-1687 / Access Code: 20669946
Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.
FORWARD-LOOKING STATEMENTS
This release contains statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Some of these statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” or other words and terms of similar meaning. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in GATX’s Annual Report on Form 10-K and other filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, general economic, market, regulatory and political conditions in the rail, marine, industrial and other industries served by GATX and its customers; lease rates, utilization levels and operating costs in GATX’s primary asset segments; conditions in the capital markets; changes in GATX’s credit ratings; regulatory rulings that may impact the economic value and operating costs of assets; competitive factors in GATX’s primary markets including lease pricing and asset availability; changes in loss provision levels within GATX’s portfolio; impaired asset charges that may result from changing market conditions or implementation of portfolio management initiatives by GATX; the outcome of pending or threatened litigation; and other factors. Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. GATX has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement to reflect subsequent events or circumstances.
FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Rhonda S. Johnson
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(10/25/07)
—Tabular Follows—

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Millions, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Gross Income
Lease income	$224.8	$208.1	$663.4	$612.2
Marine operating revenue	76.3	76.0	156.7	139.2
Interest income on loans	1.4	0.6	3.3	3.1
Asset remarketing income	28.6	7.5	56.3	41.6
Fees	0.4	1.2	1.7	4.2
Other	14.7	16.0	44.7	47.6

Revenues	346.2	309.4	926.1	847.9
Share of affiliates’ earnings	33.7	26.8	76.0	63.2

Total Gross Income	379.9	336.2	1,002.1	911.1

Ownership Costs
Depreciation	49.5	43.0	139.5	118.9
Interest expense, net	32.7	34.0	93.3	94.7
Operating lease expense	38.8	39.3	117.0	127.2

Total Ownership Costs	121.0	116.3	349.8	340.8

Other Costs and Expenses
Maintenance expense	61.7	55.3	172.6	157.4
Marine operating expense	55.1	53.7	113.7	98.3
Selling, general and administrative	42.2	36.2	119.4	108.3
Asset impairment charges	0.8	0.6	2.3	3.8
Other	12.9	8.4	31.4	21.4

Total Other Costs and Expenses	172.7	154.2	439.4	389.2

Income from Continuing Operations before Income Taxes	86.2	65.7	212.9	181.1
Income Taxes	22.3	22.1	68.5	58.4

Income from Continuing Operations	63.9	43.6	144.4	122.7
Income (Loss) from Discontinued Operations, net of taxes	21.7	(54.2)	18.5	(46.2)

Net Income (Loss)	$85.6	$(10.6)	$162.9	$76.5

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Millions, Except Per Share Data)
(Continued)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Per Share Data
Basic:
Income from continuing operations	$1.31	$0.86	$2.86	$2.41
Income (loss) from discontinued operations	0.45	(1.07)	0.37	(0.91)

Total	$1.76	$(0.21)	$3.23	$1.50

Average number of common shares (in thousands)	48,744	51,077	50,505	50,842

Diluted:
Income from continuing operations	$1.21	$0.76	$2.63	$2.13
Income (loss) from discontinued operations	0.41	(0.88)	0.33	(0.74)

Total	$1.62	$(0.12)	$2.96	$1.39

Average number of common shares and common share equivalents (in thousands)	53,665	62,002	56,195	61,963

Dividends declared per common share	$0.24	$0.21	$0.72	$0.63

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	September 30	December 31
	2007	2006
Assets

Cash and Cash Equivalents	$67.9	$196.2
Restricted Cash	43.7	48.0

Receivables
Rent and other receivables	88.4	102.5
Finance leases	347.6	402.6
Loans	23.2	36.0
Less: allowance for possible losses	(11.3)	(9.6)

	447.9	531.5

Operating Lease Assets, Facilities and Other
Rail	4,709.4	4,352.4
Specialty	169.2	113.6
ASC	365.5	361.2
Less: allowance for depreciation	(1,932.0)	(1,798.0)

	3,312.1	3,029.2

Investments in Affiliated Companies	321.6	291.9
Goodwill	102.7	92.8
Other Assets	205.0	225.2
Assets of Discontinued Operations	—	232.2

Total Assets	$4,500.9	$4,647.0

Liabilities and Shareholders’ Equity

Accounts Payable and Accrued Expenses	$146.4	$158.9

Debt
Commercial paper and bank credit facilities	134.0	22.4
Recourse	1,996.4	2,138.1
Nonrecourse	—	2.7
Capital lease obligations	54.7	51.5

	2,185.1	2,214.7

Deferred Income Taxes	745.9	757.4
Other Liabilities	333.8	348.3

Total Liabilities	3,411.2	3,479.3
Total Shareholders’ Equity	1,089.7	1,167.7

Total Liabilities and Shareholders’ Equity	$4,500.9	$4,647.0

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended September 30, 2007
(In Millions)

					GATX
	Rail	Specialty	ASC	Other	Consolidated
Gross Income
Lease income	$210.5	$13.2	$1.1	$—	$224.8
Marine operating revenue	—	—	76.3	—	76.3
Interest income on loans	—	1.4	—	—	1.4
Asset remarketing income	9.2	19.4	—	—	28.6
Fees	0.3	0.1	—	—	0.4
Other	14.0	0.3	0.1	0.3	14.7

Revenues	234.0	34.4	77.5	0.3	346.2
Share of affiliates’ earnings	6.3	27.4	—	—	33.7

Total Gross Income	240.3	61.8	77.5	0.3	379.9

Ownership Costs
Depreciation	41.6	3.7	4.2	—	49.5
Interest expense, net	28.5	3.9	2.4	(2.1)	32.7
Operating lease expense	38.3	0.5	—	—	38.8

Total Ownership Costs	108.4	8.1	6.6	(2.1)	121.0

Other Costs and Expenses
Maintenance expense	55.7	0.3	5.7	—	61.7
Marine operating expense	—	—	55.1	—	55.1
Asset impairment charges	—	0.8	—	—	0.8
Other	7.7	5.2	(0.1)	0.1	12.9

Total Other Costs and Expenses	63.4	6.3	60.7	0.1	130.5

Segment Profit	$68.5	$47.4	$10.2	$2.3	128.4

Selling, general and administrative					42.2

Income from Continuing Operations before Income Taxes					86.2
Income Taxes					22.3

Income from Continuing Operations					$63.9

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended September 30, 2006
(In Millions)

					GATX
	Rail	Specialty	ASC	Other	Consolidated
Gross Income
Lease income	$195.9	$11.1	$1.1	$—	$208.1
Marine operating revenue	—	—	76.0	—	76.0
Interest income on loans	—	0.6	—	—	0.6
Asset remarketing income	4.1	3.4	—	—	7.5
Fees	0.5	0.7	—	—	1.2
Other	14.2	1.8	—	—	16.0

Revenues	214.7	17.6	77.1	—	309.4
Share of affiliates’ earnings	8.4	18.4	—	—	26.8

Total Gross Income	223.1	36.0	77.1	—	336.2

Ownership Costs
Depreciation	37.2	1.8	4.0	—	43.0
Interest expense, net	25.3	4.0	2.6	2.1	34.0
Operating lease expense	38.4	0.9	—	—	39.3

Total Ownership Costs	100.9	6.7	6.6	2.1	116.3

Other Costs and Expenses
Maintenance expense	50.7	—	4.6	—	55.3
Marine operating expense	—	—	53.7	—	53.7
Asset impairment charges	0.6	—	—	—	0.6
Other	7.5	1.3	(0.3)	(0.1)	8.4

Total Other Costs and Expenses	58.8	1.3	58.0	(0.1)	118.0

Segment Profit (Loss)	$63.4	$28.0	$12.5	$(2.0)	101.9

Selling, general and administrative					36.2

Income from Continuing Operations before Income Taxes					65.7
Income Taxes					22.1

Income from Continuing Operations					$43.6

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Nine Months Ended September 30, 2007
(In Millions)

					GATX
	Rail	Specialty	ASC	Other	Consolidated
Gross Income
Lease income	$622.8	$37.4	$3.2	$—	$663.4
Marine operating revenue	—	—	156.7	—	156.7
Interest income on loans	—	3.3	—	—	3.3
Asset remarketing income	28.7	27.6	—	—	56.3
Fees	0.9	0.8	—	—	1.7
Other	42.7	1.4	0.1	0.5	44.7

Revenues	695.1	70.5	160.0	0.5	926.1
Share of affiliates’ earnings	15.0	61.0	—	—	76.0

Total Gross Income	710.1	131.5	160.0	0.5	1,002.1

Ownership Costs
Depreciation	121.9	9.3	8.3	—	139.5
Interest expense, net	84.5	11.8	7.5	(10.5)	93.3
Operating lease expense	115.1	2.1	—	(0.2)	117.0

Total Ownership Costs	321.5	23.2	15.8	(10.7)	349.8

Other Costs and Expenses
Maintenance expense	160.4	0.3	11.9	—	172.6
Marine operating expense	—	—	113.7	—	113.7
Asset impairment charges	—	2.3	—	—	2.3
Other	24.4	7.3	(0.3)	—	31.4

Total Other Costs and Expenses	184.8	9.9	125.3	—	320.0

Segment Profit	$203.8	$98.4	$18.9	$11.2	332.3

Selling, general and administrative					119.4

Income from Continuing Operations before Income Taxes					212.9
Income Taxes					68.5

Income from Continuing Operations					$144.4

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Nine Months Ended September 30, 2006
(In Millions)

					GATX
	Rail	Specialty	ASC	Other	Consolidated
Gross Income
Lease income	$579.0	$30.0	$3.2	$—	$612.2
Marine operating revenue	—	—	139.2	—	139.2
Interest income on loans	—	3.1	—	—	3.1
Asset remarketing income	15.8	25.8	—	—	41.6
Fees	1.3	2.9	—	—	4.2
Other	43.3	4.1	—	0.2	47.6

Revenues	639.4	65.9	142.4	0.2	847.9
Share of affiliates’ earnings	17.5	45.7	—	—	63.2

Total Gross Income	656.9	111.6	142.4	0.2	911.1

Ownership Costs
Depreciation	107.4	4.9	6.6	—	118.9
Interest expense, net	71.1	12.9	5.5	5.2	94.7
Operating lease expense	124.5	2.9	—	(0.2)	127.2

Total Ownership Costs	303.0	20.7	12.1	5.0	340.8

Other Costs and Expenses
Maintenance expense	148.9	—	8.5	—	157.4
Marine operating expense	—	—	98.3	—	98.3
Asset impairment charges	0.9	2.9	—	—	3.8
Other	19.7	2.2	(0.3)	(0.2)	21.4

Total Other Costs and Expenses	169.5	5.1	106.5	(0.2)	280.9

Segment Profit (Loss)	$184.4	$85.8	$23.8	$(4.6)	289.4

Selling, general and administrative					108.3

Income from Continuing Operations before Income Taxes					181.1
Income Taxes					58.4

Income from Continuing Operations					$122.7

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In Millions, Except Railcar Data)

	9/30/2007	12/31/2006	9/30/2006
Assets by Segment:
Rail	$4,758.9	$4,602.9	$4,418.6
Specialty	496.6	499.5	488.9
ASC	295.0	302.4	303.8
Other	71.8	86.8	130.4

Total Assets of Continuing Operations, Excluding Cash (a)	5,622.3	5,491.6	5,341.7
Discontinued Operations	—	232.2	1,596.3

Total Assets, Excluding Cash (a)	$5,622.3	$5,723.8	$6,938.0

Investment Volume from Continuing Operations
Quarter	184.8	—	167.3
Year to Date	424.5	763.1	514.6

Non-performing Investments	20.3	21.6	22.0

Capital Structure
Commercial Paper and Bank Credit Facilities, Net of Unrestricted Cash	66.1	(173.8)	195.4
Debt:
On Balance Sheet
Recourse	1,996.4	2,138.1	2,872.4
Nonrecourse	—	2.7	3.8

Off Balance Sheet
Recourse	899.9	977.1	1,000.4
Nonrecourse	333.1	343.9	347.1

Capital Lease Obligations	54.7	51.5	52.5

Total Borrowings, Net of Unrestricted Cash	3,350.2	3,339.5	4,471.6
Total Recourse Debt (b)	3,017.1	2,992.9	4,120.7
Shareholders’ Equity	1,089.7	1,167.7	1,133.2

Recourse Leverage	2.8	2.6	3.6

Asset Remarketing Income from Continuing Operations
Disposition Gains on Owned Assets	28.3		4.5
Residual Sharing Income	0.3		3.0

Total Asset Remarketing Income (Quarter)	28.6		7.5

North American Railcar Data		Full Year
Fleet Utilization (End of period)	97.9%	98.5%	98.5%

Beginning of Period Fleet Size	110,768	108,151	107,941
Additions	1,240	6,302	1,950
Scrapped/Sold	(801)	(3,975)	(787)

Ending Fleet Size	111,207	110,478	109,104

(a)	Includes off balance sheet assets

(b)	Total Recourse Debt = On Balance Sheet Recourse + Off Balance Sheet Recourse + Capital Lease Obligations + Commercial Paper and Bank Credit Facilities, Net of Unrestricted Cash